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                                                                       Exhibit 6


                    [MENTOR GRAPHICS CORPORATION LETTERHEAD]

                                 March 25, 2002

INNOVEDA, INC.
ATTN: WILLIAM J. HERMAN
CHAIRMAN AND CEO

                                  CONFIDENTIAL

        RE: EXCLUSIVITY AND CONFIDENTIALITY AGREEMENT

Ladies and Gentlemen:

This letter agreement, upon your execution and delivery of a copy hereof to Mentor Graphics Corporation ("MENTOR"), shall constitute a binding commitment of exclusivity and confidentiality in connection with the proposed acquisition of all of the outstanding shares of Innoveda, Inc. ("INNOVEDA"), by Mentor or Mentor's subsidiary (the "PROPOSED TRANSACTION"), as follows:

        1. Exclusivity. Innoveda acknowledges that Mentor will expend substantial amounts of resources in negotiating towards a definitive agreement regarding the Proposed Transaction (the "DEFINITIVE AGREEMENT"). In consideration therefor, Innoveda hereby agrees that from the date of this letter agreement until whichever is the earliest of (a) 11:59 p.m. (Pacific Time) on April 23, 2002, (b) the date that the Definitive Agreement is fully executed and becomes effective, or (c) the date on which Mentor shall deliver notice in writing to Innoveda that the exclusivity provisions of this letter agreement are terminated (such earliest date being termed the "EXPIRY DATE"), neither Innoveda nor any of its directors, officers, employees, affiliates or other representatives (collectively, "REPRESENTATIVES") will directly or indirectly:
(i) solicit, encourage, initiate, entertain, substantively review or participate in any negotiations or discussions with respect to any offer or proposal (formal or informal, oral, written or otherwise) to acquire all or any material part of Innoveda, whether by purchase of assets, exclusive license, joint venture formation, purchase of stock, business combination or otherwise, (ii) disclose any information not customarily disclosed to any person concerning Innoveda and which Innoveda believes would be used for the purposes of formulating any such an offer or proposal, (iii) assist, cooperate with, facilitate or encourage any person to make any offer or proposal to acquire all or any material part of Innoveda (directly or indirectly), (iv) agree to, enter into a contract regarding, approve, recommend or endorse any transaction involving the acquisition of all or any material part of Innoveda (a "COMPETING PROPOSED TRANSACTION"), or (v) authorize or permit any of Innoveda's Representatives to take any such action. Notwithstanding anything to the contrary in this letter agreement, a Competing Proposed Transaction shall not include, and Innoveda shall have no restrictions with respect to, (y) any sale or disposition (whether by asset sale, stock sale, sale of a subsidiary or subsidiaries, merger or otherwise) of all or any portion of Innoveda's system level design business or products and/or (z) the conduct by Innoveda of its business in the ordinary course, including but not limited to the licensing of Innoveda's products to end users and resellers. Through the Expiry Date, Innoveda shall notify Mentor immediately if any proposal or offer (formal or informal, oral, written or otherwise), or any material inquiry or contact with any person with respect thereto, regarding a Competing Proposed Transaction is made after the date hereof, such notice to include the identity of the


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person proposing such Competing Proposed Transaction and the material terms thereof, and shall keep Mentor apprised, on a current basis, of the status of any such Competing Proposed Transaction and of any modifications to the terms thereof; provided that this provision shall not in any way be deemed to limit the obligations of Innoveda and its Representatives set forth in the second sentence of this section. Innoveda immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties other than Mentor conducted heretofore with respect to any Competing Proposed Transaction. Subject to the exceptions set forth in clauses (y) and (z) above, through the Expiry Date, Innoveda will not engage in any material transaction involving the transfer or licensing of any intellectual property to a third party or the issuance or exchange of Innoveda equity securities or securities convertible into equity securities (other than routine awards of stock options and restricted stock under Innoveda's existing stock plans and exercises of such awards) or any material financing transaction without Mentor's advance written consent.

        2. Confidentiality. From the date hereof and until a Definitive Agreement regarding the Proposed Transaction has been executed by the parties hereto and publicly announced, except as may be otherwise required by applicable law, rule, regulation, stock market requirement or judicial or administrative proceeding or authority, each party will keep the existence and terms of the Proposed Transaction strictly confidential and will restrict all information about the Proposed Transaction to those employees, directors and other agents (including financial advisors, counsel and accountants) directly involved in the negotiations, or who otherwise have a legitimate need to know about the Proposed Transaction in order for such person to evaluate or implement the transaction, and who have agreed that they will treat such information as confidential or are otherwise obligated to do so. If a Definitive Agreement is not executed for any reason, the parties and their respective agents will keep the existence and terms of the Proposed Transaction strictly confidential except as and then only to the extent otherwise required by applicable law, rule, regulation, stock market requirement or judicial or administrative proceeding or authority.

        3. General. The parties hereby agree to negotiate in good faith to achieve a Definitive Agreement for the Proposed Transaction based upon the non-binding terms set forth in the draft Term Sheet of even date herewith (the "TERM SHEET"); provided that Mentor may terminate such negotiations at any time for any reason or no reason and that Innoveda may terminate such negotiations at any time after April 20, 2002 and for any reason or no reason. However, until and unless a Definitive Agreement regarding the Proposed Transaction has been executed by the parties hereto, neither party hereto shall be under any legal obligation or have any liability to the other party of any nature whatsoever with respect to the Proposed Transaction, by virtue of this letter agreement or otherwise, other than with respect to the exclusivity, confidentiality and other matters specifically set forth in this letter agreement. In addition, absent breach of this letter agreement neither party will be in any way responsible for the other party's costs or expenses (including fees and expenses of professional advisers and representatives) incurred in the negotiations relating to the Proposed Transaction.

        4. Injunctive Relief; Waiver. Without prejudice to the rights and remedies otherwise available to either party, each party shall be entitled to equitable relief by way of injunction or otherwise if the other party or any of its Representatives breach or threaten to breach any of the provisions of this letter agreement. It is further understood and agreed that no failure or delay by Mentor or Innoveda in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

        5. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of Delaware law. Each party hereby consents and agrees to the exclusive jurisdiction and venue of the federal and state courts located within Delaware for the institution and resolution of any action or proceeding of any kind or nature with respect to or arising out of this letter agreement.


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        6. Entire Agreement. This letter agreement contains the entire agreement between the parties hereto concerning the matters addressed herein, and supersedes all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties relating to the Proposed Transaction. No modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either party hereto, unless approved in writing by such party. Notwithstanding the foregoing, the Non-Disclosure Agreement dated as of October 5, 2001 previously entered into by the parties shall remain in full force and effect in accordance with its terms. In the event of a conflict between the terms of that Non-Disclosure Agreement and those of this letter agreement, this letter agreement shall prevail.

        7. Counterparts. This letter agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy hereof and all of which, when taken together, will be deemed to constitute one and the same instrument.

Please confirm your agreement with the foregoing by signing a duplicate copy of this letter where indicated below and returning the same to the undersigned by fax, with the signed original following by mail.

Sincerely yours,

MENTOR GRAPHICS CORPORATION,
AN OREGON CORPORATION

By: /s/  Gregory K. Hinckley
    ---------------------------------------
Name:   Gregory K. Hinckley
Its:    President

                                           ACCEPTED AND AGREED TO AS OF THE
                                             DATE FIRST WRITTEN ABOVE:

                                           INNOVEDA, INC.
                                           A DELAWARE CORPORATION

                                           By: /s/ William J. Herman
                                              -------------------------------
                                           Name: William J. Herman
                                           Its:  Chairman and CEO